======
FORM 5
======

      |_|   Check box if no longer subject to Section 16.
            Form 4 or Form 5 obligations may continue.
            See Instruction 1(b).

      | |   Form 3 Holdings Reported

      |_|   Form 4 Transactions Reported


         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding Company
Act of 1935 or Section 30(f) of the Investment Company Act of 1940


===================================================================

1.   Name and Address of Reporting Person*

      Ontario Teachers' Pension Plan Board
     -----------------------------------------------
        (Last)          (First)        (Middle)

                   5650 Yonge Street
     -----------------------------------------------
                       (Street)

      Toronto,         Ontario           M2M 4H5
     -----------------------------------------------
       (City)          (State)            (Zip)


===================================================================

2.   Issuer Name and Ticker or Trading Symbol


     International Comfort Products Corporation (ICP)
     ------------------------------------------------


===================================================================

3.   I.R.S. Identification
     Number of Reporting
     Person, if an entity
     (Voluntary)



===================================================================

4.   Statement for Month/Year

              12/31/98
     ------------------------------


===================================================================

5.   If Amendment, Date of
     Original (Month/Year)


     ------------------------------


===================================================================

6.   Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

            Director (1)            x   10% Owner
      -----                       -----

            Officer (give           x   Other (specify
      ----- title below)          ----- below)

     May be deemed to be a director by deputization
     ----------------------------------------------


===================================================================

7.   Individual or Joint/Group Reporting (check applicable line)

       x   Form Filed by One Reporting Person
     -----
           Form Filed by More than One Reporting Person
     -----


===================================================================

         Table 1 -- Non-Derivative Securities Acquired,
               Disposed of, or Beneficially Owned


================================================================================================================================
1. Title of    2. Transaction      3. Transaction  4. Securities Acquired    5. Amount of       6. Ownership      7. Nature of
   Security       Date                Code            (A) or Disposed of (D)    Securities         Form: Direct      Indirect
   (Instr. 3)     (Month/Day/Year)    (Instr. 8)      (Instr. 3,  4 and 5)      Beneficially       (D) or            Beneficial
                                                                                Owned at end of    Indirect (I)      Ownership
                                                     ------------------------   Issuer's Fiscal    (Instr. 4)        (Instr. 4)
                                                                                Year
                                                              (A) or            (Instr. 3 and 4)
                                                      Amount  (D)     Price
   ---------      ---------------     ------------   -------- ------  -----     ----------------   -----------       -----------

Ordinary Shares     1/9/98               J(1)          965      A     $8.03
Ordinary Shares     4/3/98               J(1)        1,209      A     $8.27
Ordinary Shares     7/8/98               J(1)          663      A    $12.07
Ordinary Shares    10/7/98               J(1)        1,112      A     $8.09      7,914,279                D                  N/A

--------------------------------------------------------------------------------------------------------------------------------


* If the form is filed by more than one reporting person, see instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                           (Over)
                                                  SEC 2270 (7-97)


                         Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)

================================================================================================================================
1. Title of         2. Conver-     3. Trans-      4. Transac-        5. Number of Deriva-       6. Date Exercis-
   Derivative          sion or        action         tion               tive Securities Ac-        able and Expi-
   Security            Exer-          Date           Code               quired (A) or Dis-         ration Date
   (Instr. 3)          cise           (Month/        (Instr. 8)         posed of (D)               (Month/Day/
                       Price of       Day/                              (Instr. 3, 4 and 5)        Year)
                       Deriva-        Year)                                                        ------------------
                       tive Se-
                       curity                                                                      Date       Expira-
                                                                        -------------------        Exer-      tion
                                                                           (A)       (D)           cisable    Date
  ------------         --------      -------         ---------          ------      ----          --------   -------









--------------------------------------------------------------------------------------------------------------------------------





7. Title and Amount of    8. Price of    9. Number of    10. Ownership       11. Nature of
   Underlying Securities     Derivative     Derivative       of Derivative       Indirect
   (Instr. 3 and 4)          Security       Securities       Security: Direct    Beneficial
                             (Instr. 5)     Beneficially     (D) or Indirect     Ownership
                                            Owned at End     (I)                 (Instr. 4)
                                            of Year          (Instr. 4)
                                            (Instr. 4)
--------------------------
                 Amount or
                 Number of
   Title         Shares

-----------      --------    ---------      ------------      --------------     ----------






Explanation of Responses:

(1) These shares, which were received under the issuer's Director Compensation Plan by Roy T. Graydon, an employee of Ontario Teachers' Pension Plan Board ("OTPP") serving as a director of the issuer, were assigned to OTPP.

(2) OTPP disclaims beneficial ownership of any Ordinary Shares directly beneficially owned by Mr. Graydon.

Date:  2/16/99

                    By: /s/ Jane Beatty
                       ------------------------------------------
                    Name:   Jane Beatty
                    Title:  Legal Counsel, Investments



**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
     78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see
      Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


                                                          Page 2
                                                  SEC 2270 (7-97)